Exhibit 99.1

NYSE: MMP
_____________________________________________________________________________________________________

Date:	May 5, 2015

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Reports First-Quarter Financial Results, Increases Annual Distributable Cash Flow Guidance to $870 Million for 2015

TULSA, Okla. - Magellan Midstream Partners, L.P. (NYSE: MMP) today reported net income of $183.6 million for first quarter 2015 compared to $242.6 million for first quarter 2014. The decrease in current year net income was driven by reduced profits from the partnership’s commodity-related activities, due to both lower realized commodity prices on these activities and the timing of mark-to-market (MTM) pricing adjustments for the related hedging positions, partially offset by higher contributions from Magellan’s core fee-based transportation and terminal activities.
Distributable cash flow (DCF), a non-generally accepted accounting principles (non-GAAP) financial measure that represents the amount of cash generated during the period that is available to pay distributions, was $233.1 million for first quarter 2015 compared to $253.2 million for first quarter 2014.
Diluted net income per limited partner unit was 81 cents in first quarter 2015 and $1.07 in first quarter 2014. Diluted net income per unit excluding MTM commodity-related pricing adjustments, a non-GAAP financial measure, was 83 cents for first quarter 2015, slightly higher than the 80-cent guidance provided by management in Feb. 2015.
“Magellan reported financial results for the first quarter of 2015 that exceeded our initial expectations, bolstered by the strength of our fee-based transportation and terminals assets. Based on our results so far and an improving commodity price environment, we are pleased to increase our annual distributable cash flow guidance for 2015,” said Michael Mears, chief executive officer. “Magellan is a strong company on firm financial footing that should be well prepared to weather this challenging time for our industry. Demand for our transportation and terminals services remains solid, and we continue to make significant progress on projects that will serve as our next wave of growth.”
An analysis by segment comparing first quarter 2015 to first quarter 2014 is provided below based on operating margin, a non-GAAP financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:
Refined products. Refined products operating margin was $183.4 million, a decrease of $71.6 million primarily related to the impact of lower commodity prices on the partnership’s commodity-related activities, including timing of MTM adjustments for New York Mercantile Exchange (NYMEX) positions, and on the value of its pipeline product overages. Transportation and terminals revenue increased $6.6 million between periods due to slightly higher refined products pipeline volumes and average rates, additional fees for leased storage and increased throughput for the partnership’s independent refined products terminals. Operating expenses increased $19.1 million primarily due to less favorable product overages (which reduce operating expenses) as a result of significantly lower commodity prices in the current year as well as higher asset integrity spending and additional property taxes during 2015.
Product margin (a non-GAAP measure defined as product sales revenue less cost of product sales) declined $59.0 million between periods primarily due to a $37.3 million unfavorable variance associated with the timing of MTM adjustments for NYMEX positions used to economically hedge the partnership’s commodity-related activities and other inventory adjustments. Details of these items can be found on the Distributable Cash Flow Reconciliation to Net Income schedule that accompanies this news release. The partnership’s actual cash product margin, which reflects only transactions that settled during the quarter, also decreased between periods primarily due to the lower commodity pricing environment.
Crude oil. Crude oil operating margin was $84.7 million, an increase of $21.4 million. Transportation and terminals revenue increased $18.7 million primarily due to increased crude oil shipments on the Longhorn pipeline, which averaged approximately 250,000 barrels per day (bpd) during first quarter 2015 compared to approximately 200,000 bpd during first quarter 2014, and contribution from the 40-mile Houston crude oil pipeline that Magellan acquired in Nov. 2014. Earnings of non-controlled entities increased $9.1 million due to the late 2014 start-up of the BridgeTex pipeline, which is owned 50% by Magellan and averaged nearly 170,000 bpd during first quarter 2015. Operating expenses increased $4.8 million between periods due to higher power costs associated with increased volumes and less favorable product overages (which reduce operating expenses) as a result of lower commodity prices in the current year.
Marine storage. Marine storage operating margin was $27.9 million, a slight decrease of $0.5 million. Revenue increased primarily due to improved utilization and higher average storage rates at the partnership’s marine terminals. Operating expenses increased related to higher asset integrity spending and additional asset retirements during the current period, and product margin declined due to the timing of product sales.
Other items. Depreciation and amortization increased primarily due to recent expansion capital expenditures, and net interest expense increased due to less interest capitalized for construction projects in the current period. As of March 31, 2015, the partnership had $3.2 billion of debt outstanding and $52.8 million of cash on hand, with no borrowings under its revolving credit facility or commercial paper program.

Expansion capital projects
Magellan continues to pursue additional expansion opportunities and is making significant progress on its current slate of expansion projects.
The partnership is in the final stages of right-of-way and permitting work for its Little Rock pipeline project, with construction expected to commence in mid-2015. The Little Rock pipeline is expected to be operational in mid-2016.
During the first quarter of 2015, plans were finalized for the Saddlehorn pipeline, a 550-mile pipeline system to deliver various grades of crude oil from the DJ Basin, and potentially the broader Rocky Mountain production area, to Cushing, Oklahoma. Now that a wholly owned subsidiary of Anadarko Petroleum Corporation (Anadarko) has exercised its option for partial equity ownership, Magellan will own 40% of Saddlehorn Pipeline Company (Saddlehorn), with Plains All-American Pipeline, L.P. and Anadarko owning 40% and 20%, respectively. Further, Magellan will serve as construction manager and operator for Saddlehorn. Significant progress has been made to date on right-of-way acquisition and the pipe has been ordered, with delivery expected over the next few months. The Saddlehorn pipeline is expected to be operational in mid-2016.

The air permit for the partnership’s new 50,000-bpd condensate splitter and associated tankage in Corpus Christi, Texas was recently received so construction is now underway. The splitter is expected to be operational during the second half of 2016.
Based on the progress of expansion projects already underway, the partnership currently plans to spend approximately $800 million in 2015 with additional spending of $400 million in 2016 to complete its current construction projects. The new spending estimates include Magellan’s contributions for its 40% interest in Saddlehorn, capacity expansion and interconnection of the partnership’s Rocky Mountain refined products pipeline system to its Kansas-to-Denver pipeline system and construction of 1.4 million barrels of new leasable crude oil storage at East Houston. In addition, the spending estimates include approximately $55 million for a refined products terminal acquired in the Atlanta market on May 1.
Magellan also continues to evaluate well in excess of $500 million of potential growth projects in earlier stages of development as well as additional acquisition opportunities, both of which have been excluded from the partnership’s spending estimates.

Financial guidance for 2015
Management is raising its 2015 DCF guidance by $30 million to $870 million, resulting in 1.3 times the amount needed to pay cash distributions for 2015. The higher DCF guidance primarily reflects solid financial results to date and higher commodity prices than initially expected for the year. Management also remains committed to its goal of increasing annual cash distributions by 15% for 2015 and at least 10% for 2016.
Including actual results generated during the first quarter, net income per limited partner unit is estimated to be $3.10 for 2015, with second-quarter guidance of 75 cents. Guidance excludes future MTM adjustments on the partnership’s commodity-related activities.

Earnings call details
An analyst call with management to discuss first-quarter results, outlook for the remainder of 2015 and the status of significant expansion projects is scheduled today at 1:30 p.m. Eastern. To join the conference call, dial (888) 417-8533 and provide code 3529621. Investors also may listen to the call via the partnership’s website at www.magellanlp.com/webcasts.aspx.
Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on May 11. To access the replay, dial (888) 203-1112 and provide code 3529621. The replay also will be available at www.magellanlp.com.

Non-GAAP financial measures
Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin, product margin, adjusted EBITDA, DCF and net income per unit excluding MTM commodity-related pricing adjustments, which are important performance measures used by management.
Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management to evaluate the economic performance of the partnership’s operations.

Product margin, which is calculated as product sales revenue less cost of product sales, is used by management to evaluate the profitability of the partnership’s commodity-related activities.
Adjusted EBITDA is an important measure utilized by management and the investment community to assess the financial results of an entity.
DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this performance measure as a basis for recommending to the board of directors the amount of cash distributions to be paid each period and for determining the payouts under the partnership’s equity-based incentive plan.
Reconciliations of operating margin to operating profit and adjusted EBITDA and DCF to net income accompany this news release.
The partnership uses NYMEX futures contracts to hedge against price changes of petroleum products associated with its commodity-related activities and its crude oil tank bottom inventory. Most of these NYMEX contracts do not qualify for hedge accounting treatment. However, because these NYMEX contracts are generally effective at hedging price changes, management believes the partnership’s profitability should be evaluated excluding the unrealized NYMEX gains and losses associated with petroleum products that will be sold in future periods. Further, because the financial guidance provided by management excludes future MTM commodity-related pricing adjustments, a reconciliation of actual results to those excluding these adjustments is provided for comparability to previous financial guidance.
Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes refined petroleum products and crude oil. The partnership owns the longest refined petroleum products pipeline system in the country, with access to nearly 50% of the nation’s refining capacity, and can store more than 95 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.
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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Although management of Magellan Midstream Partners, L.P. believes any such statements are based on reasonable assumptions, actual outcomes may be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation or storage of those commodities through its existing or planned facilities; (3) changes in the partnership’s tariff rates or other terms imposed by state or federal regulatory agencies; (4) shut-downs or cutbacks at major refineries or other businesses that use or supply the partnership’s services; (5) changes in the throughput or interruption in service on pipelines owned and operated by third parties and connected to the partnership’s terminals or pipelines; (6) the occurrence of operational hazards or unforeseen interruptions; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (8) an increase in the competition the partnership’s operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2014 and subsequent reports on Form 8-K. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.

MAGELLAN MIDSTREAM PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2015
Transportation and terminals revenue	$317,637	$345,600
Product sales revenue	296,063	173,127
Affiliate management fee revenue	4,906	3,363
Total revenue	618,606	522,090
Costs and expenses:
Operating	73,497	98,495
Cost of product sales	198,040	136,179
Depreciation and amortization	37,511	41,697
General and administrative	34,935	35,498
Total costs and expenses	343,983	311,869
Earnings of non-controlled entities	466	9,590
Operating profit	275,089	219,811
Interest expense	36,416	36,607
Interest income	(391)	(349)
Interest capitalized	(5,310)	(2,107)
Debt placement fee amortization expense	599	587
Other expense	—	279
Income before provision for income taxes	243,775	184,794
Provision for income taxes	1,221	1,158
Net income	$242,554	$183,636

Basic and diluted net income per limited partner unit	$1.07	$0.81

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	227,141	227,525

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING STATISTICS

	Three Months Ended
	March 31,
	2014	2015
Refined products:
Transportation revenue per barrel shipped	$1.356	$1.369
Volume shipped (million barrels):
Gasoline	59.8	62.2
Distillates	37.5	36.9
Aviation fuel	5.0	5.2
Liquefied petroleum gases	1.5	1.0
Total volume shipped	103.8	105.3

Crude oil:
Magellan 100%-owned assets:
Transportation revenue per barrel shipped	$1.113	$1.112
Volume shipped (million barrels)	41.8	50.0
Crude oil terminal average utilization (million barrels per month)	12.1	12.6
Select joint venture pipelines:
BridgeTex - volume shipped (million barrels) (1)	—	15.0

Marine storage:
Marine terminal average utilization (million barrels per month)	22.7	23.6

(1) These volumes reflect the total shipments for the BridgeTex pipeline, which is owned 50% by Magellan.

MAGELLAN MIDSTREAM PARTNERS, L.P.
OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2014	2015
Refined products:
Transportation and terminals revenue	$210,236	$216,777
Less: Operating expenses	51,157	70,306
Losses of non-controlled entities	—	(55)
Transportation and terminals margin	159,079	146,416

Product sales revenue	293,710	172,639
Less: Cost of product sales	197,756	135,634
Product margin	95,954	37,005
Operating margin	$255,033	$183,421

Crude oil:
Transportation and terminals revenue	$67,903	$86,560
Affiliate management fee revenue	4,595	3,027
Earnings of non-controlled entities	(180)	8,924
Less: Operating expenses	9,058	13,861
Transportation and terminals margin	63,260	84,650
Operating margin	$63,260	$84,650

Marine storage:
Transportation and terminals revenue	$39,498	$42,263
Affiliate management fee revenue	311	336
Earnings of non-controlled entities	646	721
Less: Operating expenses	14,086	15,335
Transportation and terminals margin	26,369	27,985

Product sales revenue	2,353	488
Less: Cost of product sales	284	545
Product margin	2,069	(57)
Operating margin	$28,438	$27,928

Segment operating margin	$346,731	$295,999
Add: Allocated corporate depreciation costs	804	1,007
Total operating margin	347,535	297,006
Less:
Depreciation and amortization expense	37,511	41,697
General and administrative expense	34,935	35,498
Total operating profit	$275,089	$219,811

Note: Amounts may not sum to figures shown on the consolidated statement of income due to inter-segment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.
RECONCILIATION OF NET INCOME AND NET INCOME PER LIMITED PARTNER UNIT
EXCLUDING MARK-TO-MARKET COMMODITY-RELATED PRICING ADJUSTMENTS AND LOWER-OF- COST-OR-MARKET INVENTORY ADJUSTMENTS TO GAAP MEASURES
(Unaudited, in thousands except per unit amounts)

	Three Months Ended
	March 31, 2015
	Net Income	Basic and Diluted Net Income Per Limited Partner Unit
As reported	$183,636	$0.81
Unrealized derivative losses associated with future physical product sales	4,537	0.02
Lower-of-cost-or-market adjustments associated with future physical product transactions	466	—
Excluding commodity-related adjustments*	$188,639	$0.83

Weighted average number of limited partner units outstanding used for basic and diluted net income per unit calculation	227,525

* Please see Distributable Cash Flow Reconciliation to Net Income for further descriptions of the commodity-related adjustments.

MAGELLAN MIDSTREAM PARTNERS, L.P.
DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME
(Unaudited, in thousands)

	Three Months Ended
	March 31,		2015
	2014	2015	Guidance

Net income	$242,554	$183,636	$705,000
Interest expense, net, and provision for income taxes	31,936	35,309	150,000
Depreciation and amortization (1)	38,110	42,284	170,000
Equity-based incentive compensation (2)	(9,725)	(13,033)	5,000
Asset retirements	1,205	(3)	5,000
Commodity-related adjustments:
Derivative losses (gains) recognized in the period associated with future product transactions (3)	(131)	4,537
Derivative gains (losses) recognized in previous periods associated with product sales completed in the period (4)	(5,250)	56,400
Lower-of-cost-or-market adjustments(5)	—	(29,062)
Total commodity-related adjustments	(5,381)	31,875	56,000
Cash distributions of non-controlled entities in excess of earnings	396	4,866	14,000
Adjusted EBITDA	299,095	284,934	1,105,000
Interest expense, net, and provision for income taxes	(31,936)	(35,309)	(150,000)
Maintenance capital (6)	(13,977)	(16,501)	(85,000)
Distributable cash flow	$253,182	$233,124	$870,000

Distributable cash flow per limited partner unit receiving distributions related to this period	$1.12	$1.03	$3.83

Weighted average number of limited partner units receiving distributions related to this period	227,068	227,426	227,426

(1) Depreciation and amortization includes debt placement fee amortization.

(2) Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for distributable cash flow purposes. Total equity-based incentive compensation expense for the three months ended March 31, 2014 and 2015 was $5.1 million and $4.8 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings paid by the partnership in 2014 and 2015 of $14.8 million and $17.8 million, respectively, for equity-based incentive compensation units that vested on the previous year end, which reduce distributable cash flow ("DCF").

(3) Certain derivatives the partnership uses as economic hedges have not been designated as hedges for accounting purposes and the mark-to-market changes of these derivatives are recognized currently in earnings. These amounts represent the gains or losses from economic hedges in the partnership's earnings for the period associated with products that had not yet been physically sold as of the period end date.

(4) When the partnership physically sells products that it has economically hedged (but were not designated as hedges for accounting purposes), it includes in its DCF calculations the full amount of the change in fair value of the associated derivative agreement.

(5) We add the amount of lower-of-cost-or-market (“LCM”) adjustments on inventory and firm purchase commitments we recognize in each applicable period to determine DCF as these are non-cash charges against income.  In subsequent periods when we physically sell or purchase the related products, we deduct the LCM adjustments previously recognized to determine DCF.

(6) Maintenance capital expenditure projects maintain our existing assets and do not generate incremental DCF (i.e. incremental returns to the partnership's unitholders). For this reason, the partnership deducts maintenance capital expenditures to determine DCF.